EXHIBIT 10.30a




WELLCARE OF NEW YORK, INC.
                                 120 Wood Road
                     Kingston, New York 12401

           AGREEMENT BETWEEN WELLCARE OF NEW YORK, INC.
                               AND
                             HOSPITAL



THIS AGREEMENT is made and entered into on this ______ day of __________, 199___ by and between WellCare of New York, Inc., a New York State health maintenance organization (HMO) licensed under Article 44 of the Public Health Law ("WellCare") and _________________________, hereinafter referred to as HOSPITAL.

WHEREAS, WellCare has been organized for the purpose of providing or arranging for the provision of certain primary and specialty health care services to individuals enrolled as Members of WellCare ("Members") and wishes to enter into this Agreement in order to utilize the services of HOSPITAL in connection therewith; and

WHEREAS, HOSPITAL is an institution operated pursuant to law which is primarily engaged in providing medical, diagnostic, and surgical facilities for the care and treatment of sick and injured persons on an inpatient and outpatient basis, and which provides such facilities under the supervision of a staff of physicians on a twenty-four (24) hour per day, 7 day per week basis; and

WHEREAS, HOSPITAL desires to provide such services to Members pursuant to the terms and conditions set forth herein and pursuant to the terms and conditions of the Benefit Plan(s) issued by WellCare setting forth its obligations to Members under its commercial and Medicaid-specific products; and

WHEREAS, the parties are desirous of contributing to the objectives of providing readily available, comprehensive health services of high quality.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable considerations, the parties agree as follows:

ARTICLE I - DEFINITIONS

A. Benefit Plan means the evidence of coverage issued by WellCare that describes its obligations to arrange for the delivery of medical services to Members who are eligible for such services pursuant to the terms of (i) WellCare commercial products; and
(ii) WellCare products available to a Medicaid-eligible population. Each Benefit Plan shall identify those medical services which are Covered Services available to Members and shall enumerate all applicable maximums, limitations and exclusions with respect to the availability of Covered Services to Members.

B. Consulting Physician means the physician, professional service corporation or partnership who or which has contracted with WellCare to provide specialist services to Members.

C.  Covered Services mean those services which are Medically
Necessary and which Members are entitled to receive under the terms of a Benefit Plan.

D. CPT-4 including subsequent updates, means Current Procedural
Terminology which is a listing of descriptive terms and identifying codes for reporting medical services and procedures performed by physicians.

E. Emergency means a sudden unexpected onset of acute sickness or accidental injury of such a nature that failure to obtain immediate medical care or treatment could reasonably jeopardize the Member's life or result in serious impairment of bodily functions.

F. Encounter means a Member visit with direct contact between the Member and a physician or physician extender where medical evaluation services are provided.

G. Member  means any person who is eligible to receive Covered
Services under any Commercial or Medicaid Benefit Plan issued by WellCare.

H. Network Physician means any physician, professional service corporation or partnership who or which has contracted with WellCare to provide specified primary health services to Members and to coordinate the overall health care of Members who select him, her or it as their primary care physician.

I. Participating Provider means a physician, health care provider, skilled nursing, hospital, or other facility which has contracted with WellCare to provide Covered Services to WellCare Members.

ARTICLE II -   OBLIGATIONS OF WELLCARE

A. Identification of WellCare Members.   WellCare shall maintain a
current Member eligibility data system and shall furnish HOSPITAL with a means of accessing such system for purposes of identifying those WellCare Members who are enrolled in WellCare Plans.

B. Administration.   WellCare shall perform or have performed the
administrative, claims processing, marketing, enrollment, quality management and utilization management functions that are appropriate for the marketing and administration of WellCare under this Agreement or that are required under contract or regulation by a local, state or federal agency with the authority to govern the activities of WellCare in the provision of services contemplated by this Agreement.

C. Provider Grievance and Appeal Procedures.   WellCare shall make
available to HOSPITAL a copy of its grievance and appeal procedures which govern instances where there is an issue in the conduct or operation of WellCare that has not otherwise been satisfactorily resolved.

D. Benefit Plan Terms. WellCare shall make available to the HOSPITAL a summary of each applicable Benefit Plan. Such summaries shall include schedules of Covered Services, applicable exclusions or limitations affecting the provision of Covered
Services, and applicable copayments or deductibles.

ARTICLE III- PROVISION OF COVERED SERVICES

A. It is understood and agreed to that the HOSPITAL will provide the services set forth in (Exhibit "A"). HOSPITAL shall ensure the availability of Covered Services on a twenty-four (24) hours per day, seven (7) days per week basis. HOSPITAL will provide services when they are Covered Services that have been specifically requested by a WellCare physician. HOSPITAL agrees to render services to Members in the same manner, in accordance with the same standards, and with the same priority offered to
Hospital's other patients.   HOSPITAL will not unfairly
differentiate or discriminate in the treatment of its patients or in the quality of services delivered to Members on the basis of membership in HMO, age, national origin, sex, sexual preference, race, color, creed, marital status, religion, health status, source of payment, economic status or handicap.

ARTICLE IV- BILLING REQUIREMENTS AND REIMBURSEMENT FOR SERVICES

A. Basis of Payment.   WellCare shall pay to HOSPITAL the rate
structure which is set forth in Exhibit B "HOSPITAL Reimbursement" as full compensation for all Covered Services which are rendered to WellCare Members during the term of this Agreement. HOSPITAL shall bill for, collect and retain any applicable encounter fee, copayment, deductible or coinsurance as permitted under a Member's Benefit Plan. WellCare shall deduct from payments to HOSPITAL the amount, if any, that the Member is required to pay as a encounter fee or copayment or as coinsurance or a deductible.

B. Submission of Claims for services rendered. In order for a claim to be considered for payment, it must meet all of the following conditions:

1. It must be a Covered Service;
2. HOSPITAL must have obtained any required prior authorization from WellCare for that service;
3. Except in extraordinary circumstances , or when WellCare is the secondary payer, HOSPITAL must have submitted the claim to WellCare within 120 days of the date of discharge or in the case of outpatient services within one hundred twenty (120) days of the date of service;
4. The claim must comply with all of WellCare's billing protocols, including but not limited to the provision of a UB92 containing the following information: the Member's name; WellCare ID number; authorization; date of service; ICD-9 code(s) and descriptions for the service(s) rendered; and an itemized patient statement; and
5. The claim must comply with any additional requirements mandated by regulatory agencies as communicated by WellCare.

C.  Payment for Unauthorized Services.   HOSPITAL is aware that
except in an Emergency, Members are required to call their WellCare Primary Care Physician for instructions as to what to do or where to go for Services. Emergency care in a HOSPITAL emergency room without authorization of the Member's primary care physician is only available in accordance with the Member's Benefit Plan. Unauthorized admissions or emergency room services will be subject to retrospective review to determine if the care rendered was a Covered Service. No payment will be made from WellCare to HOSPITAL for either unauthorized admissions or unauthorized emergency services until WellCare has reviewed the circumstances surrounding the unauthorized services and has made a determination that such services were Covered Benefits. If a determination is made that the unauthorized services were not Covered Benefits, WellCare shall not be responsible for the reimbursement for such services.

D.  No Billing of Members and Continuation of Benefits.

1. HOSPITAL agrees that in no event, including but not limited to nonpayment by WellCare, insolvency of WellCare or breach of this Agreement, shall HOSPITAL bill, charge, collect a deposit from, seek compensation, remuneration or reimbursement from, or have any recourse against a subscriber, a Member or persons (other than WellCare) acting on their behalf for Covered Services provided pursuant to the Agreement. This provision shall not prohibit HOSPITAL from collecting from Members deductibles, encounter fees, copayments, and/or coinsurance amounts permitted under the Member's Benefit Plan or fees for uncovered services delivered on a fee-for-service basis to Members provided that HOSPITAL has notified Member of their personal obligation for any uncovered services prior to the provision of such services.

2. HOSPITAL agrees that in the event of WellCare's insolvency or other cessation of operations, that benefits to Members will continue through the period for which premium has been paid, and benefits to Members confined in an inpatient facility on the date of insolvency or other cessation of operations will continue until their discharge.

3. HOSPITAL agrees that these provisions shall survive the termination of this Agreement regardless of the cause giving rise to termination and shall be construed to be for the benefit of the Member, and that these provisions supersede any oral or written agreement to the contrary now existing or hereafter entered into between HOSPITAL or any persons acting on their behalf.

4. No changes in the insolvency protection or continuation of benefits provisions shall be made without prior approval of the Commissioner of the Department of Health.

ARTICLE V- QUALITY MANAGEMENT

HOSPITAL will maintain a quality management program which meets the standards of the JCAHO. HOSPITAL agrees to cooperate with WellCare in its quality management oversight responsibilities and to comply with all WellCare quality management protocols and procedures. This includes but is not limited to: random hospital review and case specific review, and response to quality concerns. HOSPITAL will respond appropriately to all quality management concerns raised by WellCare or other governmental or regulatory agencies within the requested time frame, which is not to exceed 14 days of receipt.

ARTICLE VI- UTILIZATION MANAGEMENT

HOSPITAL agrees to maintain a program which reviews the appropriateness and efficiency of services provided by the
HOSPITAL.   Such program shall include length of stay reviews,
coordination with nonHOSPITAL health care services and critical pathway development. HOSPITAL agrees to cooperate with the WellCare utilization management program which includes but is not limited to retrospective, concurrent, and prospective review. Upon request, HOSPITAL shall provide WellCare utilization management personnel with copies of Members medical records, as well as with Member's authorization for release, in a timely manner for purposes of utilization management.

ARTICLE VII-  HOSPITAL RECORDS AND CONFIDENTIALITY

HOSPITAL shall maintain adequate medical records for all medical services provided to Members. HOSPITAL agrees to maintain such records so that they comply with the minimum standards of the National Committee for Quality Assurance. HOSPITAL agrees to retain said records for a period of at least six (6) years, or in the case of a minor, for at least six (6) years after the age of
majority.   Subject to all applicable statutory and legal
confidentiality requirements, such medical records shall remain available to each physician and other health care professionals treating each Member and, upon request to any proper committee of WellCare or HOSPITAL for review to determine whether their content and quality are acceptable, as well as for peer review or grievance review. WellCare, the New York State Department of Health as well as other authorized regulatory agencies or their authorized representatives, shall have the right, upon request, to inspect and copy at all reasonable times, any accounting, administrative, and medical records maintained by HOSPITAL pertaining to WellCare, to Member, and to HOSPITAL's participation hereunder. HOSPITAL further agrees that, in the event an examination concerning the quality of health care services is conducted by appropriate state or federal officials, as required by state or federal law, HOSPITAL shall submit, in a timely fashion, any required records, and shall facilitate in every way such examination. Records will be provided to WellCare at the lowest fee charged by the HOSPITAL to other non-governmental managed care plans or insurance companies.

ARTICLE VIII- OBLIGATIONS OF HOSPITAL

A. Admission to HOSPITAL. HOSPITAL shall notify WellCare prior to admission for all scheduled admissions and within twenty-four (24) hours of all emergency admissions.

B. Verification of WellCare Eligibility and Authorization for
Services. The HOSPITAL will use best efforts to verify Member enrollment in WellCare and the authorization for care at the time of admission or rendering of Services.

C. Pre-Surgical and Pre-Admission Tests. When available, the HOSPITAL will accept a written copy of the results of New York state certified laboratory and radiological tests or procedures performed on a Member not more than two (2) weeks prior to admission and will not require that duplicate tests or procedures be performed or be charged for after the Member is admitted unless such tests are ordered in writing by the admitting physician or another provider involved in the clinical decision making affecting the Member. Any pre-surgical or pre-admission testing performed by or at the HOSPITAL within seventy-two (72) hours of surgery or admission shall be deemed to be covered by the inpatient fee in the event of an admission and by the ambulatory surgical fee in the event of ambulatory surgery and the HOSPITAL shall make no additional charge to WellCare or to the Member for such tests.

D. Insurance.

1. HOSPITAL has and shall retain in effect during the term of this Agreement professional liability ("malpractice") insurance and primary general liability coverage in the minimum amount of Two Million Dollars ($2,000,000) per occurrence and Six Million Dollars ($6,000,000) annual aggregate. If HOSPITAL has a claims-made malpractice/professional liability insurance policy, then this policy shall be kept in effect for at least five (5) years past any termination of this Agreement or HOSPITAL may purchase "tail" coverage. Said "tail" policy shall have the same policy limits as the primary professional liability policy.

2. HOSPITAL will provide WellCare with a Certificate of Insurance evidencing professional and general liability coverage upon execution of this Agreement and annually thereafter within thirty
(30) days of the renewal of the Agreement. The Certificate of Insurance shall contain a provision whereby either the insurance company or the HOSPITAL will notify WellCare of any reduction in coverage, including termination of the policy, at least thirty
(30) days prior to any such change.

E. Coordination of Benefits. HOSPITAL shall cooperate in the coordination of benefits and similar programs by making every reasonable attempt to identify other health care coverage and to
provide such information to WellCare.   HOSPITAL agrees to bill,
when appropriate, any primary carrier for services rendered to WellCare Members. It is understood that WellCare's payment obligation to HOSPITAL shall be reduced by the amount due to HOSPITAL from other carriers. Upon request, WellCare and the HOSPITAL agree to share information with each other pertaining to the existence of other coverage, including carrier's name, insured's name and identification number.

F. Education of HOSPITAL Personnel. HOSPITAL shall provide orientation time to WellCare for in-service training to HOSPITAL personnel to ensure that HOSPITAL personnel is familiar with WellCare policies and procedures.

G. HOSPITAL Based Professional Providers. The HOSPITAL agrees to assist and use its best efforts to enable WellCare to obtain participation agreements with HOSPITAL based or contracted providers (including anesthesiologists, pathologists, radiologists, cardiologists, providers of electroencephalography, or any other professional services).

H. Adherence to WellCare Policies; Non-Participating Providers. HOSPITAL agrees that any physician assignments and/or Member transfers shall be made in accordance with WellCare policies and shall exclude the use of non-participating providers/facilities, except in Emergencies. The HOSPITAL shall be held liable for all services ordered by HOSPITAL rendered to Members by Non-Participating Providers, including any costs incurred in a non-Participating hospital to which the HOSPITAL may transfer a Member without the approval of WellCare, except in Emergencies. The HOSPITAL agrees not to bill the Member for such services.

I. HOSPITAL Licensing and Accreditation. HOSPITAL agrees to comply with all WellCare credentialing requirements and that any credentialing information provided shall continue to be true and complete. HOSPITAL shall be and remain licensed by the New York State Department of Health and be and remain accredited by the Joint Commission on Accreditation of Health Care Organizations (JCAHO). HOSPITAL represents and warrants that it and its owned skilled nursing facilities, if any, are currently, and for the duration of this Agreement shall remain, licensed in accordance with the licensing provisions of the laws and regulations of the state of residence of the HOSPITAL.

HOSPITAL also represents and warrants that all physicians and/or health care personnel providing services to Members at its facility have all necessary licenses and certificates for any services that will be provided to Members. In the event that either HOSPITAL, its employed physicians, or other providers lose any license or certification HOSPITAL agrees to immediately notify WellCare of such fact in writing .

J. Subcontracts.      The HOSPITAL agrees not to subcontract with
any providers without the express approval of WellCare, which shall not be unreasonably withheld. The HOSPITAL agrees that any and all providers engaged by the HOSPITAL to perform services set forth in this agreement will execute a subcontract with the HOSPITAL which shall acknowledge WellCare as a third party to the contract. The HOSPITAL shall require the subcontractors to abide by this agreement and will ensure that this agreement is incorporated by reference in the subcontract. HOSPITAL will make available, on request by WellCare, all subcontracts that provide
for services to WellCare  Members.    Copies of subcontracts shall
be made available to WellCare in the requested time frame which in no case shall exceed twenty (20) days after request of such subcontracts.

K. Member Complaint and Grievance Procedure. HOSPITAL shall cooperate with WellCare in WellCare's Member complaint and grievance procedure and shall abide by such grievance procedure.

L. Inspection of Premises. HOSPITAL shall permit representatives of WellCare, including utilization review and quality improvement committees, upon reasonable notice, to inspect HOSPITAL'S premises and equipment during regular working hours and review the scope of Covered Services provided to Members, subject to any applicable restrictions under state or federal law.

M. Legal/Regulatory Compliance. HOSPITAL hereby agrees to comply with all applicable local, state, and federal laws governing the provision of medical services to WellCare Members.

ARTICLE IX - LIMITATIONS

The rights of Members and the duties and obligations of WellCare and HOSPITAL shall be subject to the following limitations:

A. In the event of any major disaster or epidemic, HOSPITAL shall render hospital services insofar as practical according to its best judgment, within the limitation of those facilities and personnel which are then available.

B. In the event of a labor dispute, interruption in supply, or all other causes beyond the control of the HOSPITAL which could interfere with its ability to provide contracted services, the HOSPITAL shall render hospital services insofar as practical according to its best judgement, within the limitation of those facilities and personnel which are then available.

ARTICLE X - AMENDMENTS

This Agreement may only be amended by mutual written agreement of the parties hereto. Material amendments to this Agreement shall be forward to the Department of Health for prior approval. It is acknowledged by the parties that this Agreement is subject to filing with the New York State Department of Health and shall be deemed to be amended to include any changes which the Department of Health requires.

ARTICLE XI - DURATION OF AGREEMENT

A. This agreement shall be effective on the date first set forth above and shall automatically renew from year to year unless either party hereto gives the other written notice of such party's intention to terminate not less than one hundred-twenty (120) days before the date of such termination.

B. Any party may terminate this Agreement by giving at least one hundred twenty (120) days written notice prior to the expiration of the initial one (1) year term. Thereafter, any party may terminate this Agreement with or without cause by giving at least one twenty (120) days prior written notice. Notwithstanding the above, this Agreement may be terminated by mutual agreement of the parties at any time. Nothing in this Agreement shall limit WellCare's ability to terminate this contract immediately if continuation of this agreement would negatively affect patient care.

C. Upon termination of this Agreement, WellCare shall be liable for services rendered by HOSPITAL to a Member who retains eligibility under the applicable Member Benefit Contract or by operation of law who is under the care of HOSPITAL at the time of such termination until the services being rendered to the Member by HOSPITAL are completed, unless WellCare makes a reasonable and medically appropriate provision for the assumption of such services by a contracting provider.

ARTICLE XII - GENERAL PROVISIONS

A. The validity, enforceability, and interpretation of any of the clauses of this Agreement shall be determined and governed by the laws of the State of New York.

B. Any waiver by either party of a breach of any provision of this Agreement shall not be deemed a waiver of any other breach of the same or any other provision of this Agreement.

C. None of the provisions of this Agreement are intended to create, nor shall be designed or construed to create, any relationship between HOSPITAL and WellCare other than that of independent entities contracting with each hereunder solely for effecting the provisions of the Agreement. Neither of the parties hereto, nor any of their respective representatives, shall be construed to be the agent, the employer, or representative of the other.

D. WellCare and HOSPITAL shall each have the right, upon request, to inspect at all reasonable times, all accounting and administrative books and records maintained by the other pertaining to WellCare under this Agreement.

E. The invalidity or unenforceability of any terms or conditions hereof shall in no way affect the validity or enforceability of any other term of provision contained herein.

F. This Agreement and the applicable Benefit Plans represent the entire agreement of WellCare and HOSPITAL with respect to the subject matter hereof and thereof and shall together govern and control the parties' rights, duties, obligations and liabilities with respect to the matters set forth herein, and no statement, representation, warranty or covenant has been made by any party with respect thereto except as expressly set forth in this Agreement and such additional agreements.

 G. WellCare may list the HOSPITAL in its Participating Provider directories and instructional materials The HOSPITAL may list
WellCare in its directories and instructional materials.

H. All terms and conditions of this Agreement shall be and remain confidential between the parties. The terms of this Agreement shall not be disclosed except as is necessary to the performance of this Agreement or as required by law.

I. The rights and/or obligations of this Agreement may not be assigned, delegated, transferred, conveyed or sold without the prior written consent of the other party, except that WellCare may assign, delegate, transfer, convey or sell its rights and/or obligations to a parent, subsidiary or affiliate or to an entity into which WellCare is merged or with which WellCare is consolidated or to a purchaser of all or substantially all of its assets or as part of a corporate reorganization.

J. In the event any dispute shall arise with regard to the performance or interpretation of any of the terms of this Agreement, both parties agree to negotiate in good faith to resolve such dispute. If the dispute is not resolved within thirty (30) days, both parties agree to submit all matter(s) in controversy to a Board of Arbitrators consisting of three (3) members (one member selected by each party to this Agreement, and these members, in turn selecting a third member). The Board of Arbitrators so constituted shall proceed under the rules and regulations of the American Arbitration Association. Both parties expressly covenant and agree to be bound by the decision of the arbitrators and accept any decision by a majority of the arbitrators as a final determination of the matter in dispute.
The parties to this Agreement shall share the cost or arbitration equally. Arbitration shall not be required of any dispute also involving a person who is not bound by this or a similar agreement unless that third party agrees to binding arbitration. Notwithstanding the forgoing, the Commissioner of the New York State Department of Health is not bound by the decisions rendered by the Board of Arbitrators. Furthermore, the Commissioner of the New York State Department of Health shall be notified of all issues submitted to arbitration and be sent copies of arbitration decisions.

K. Any notice required to be given pursuant to the terms and provisions hereof shall be in writing and shall be sent by certified mail, return receipt requested, prepaid, to the parties as follows:

If to WellCare:

WellCare of New York, Inc.
120 Wood Road
Kingston, New York 12401

If to the HOSPITAL :


L. The headings used in this Agreement are inserted for purposes of convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year above set forth.
WELLCARE OF NEW YORK, INC.

By:

Title:

Date:

(HOSPITAL)

By:

Title:

Date:
EXHIBIT A (CONTRACTED SERVICES)
EXHIBIT B (HOSPITAL REIMBURSEMENT)